EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota  55402
 Telephone:  (612) 492-7000
Facsimile:  (612) 492-7077

June 2, 2014

Titan Machinery Inc.
644 East Beaton Drive
West Fargo, ND 58078

Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

We are acting as corporate counsel to Titan Machinery Inc. (the “Company”) in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering 1,650,000 shares (the “Shares”) of Common Stock issuable pursuant to the Titan Machinery Inc. 2014 Equity Incentive Plan (the “Plan”).

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), (ii) the Company’s Bylaws, as amended, (iii) certain corporate resolutions adopted by the Board of Directors and stockholders of the Company pertaining to the adoption and approval of the Plan, (iv) the Plan, and (v) the Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that: (i) the Shares are validly authorized by the Company’s Certificate of Incorporation and (ii) upon due issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fredrikson & Byron, P.A.